Exhibit 99.1

Press Release

BAKERSFIELD, March 29, 2010---Tri-Valley Corporation (NYSE AMEX-TIV) announced today the company’s year-end 2009 oil reserves determined in accordance with the new Federal regulatory oil and gas disclosure rules.  Tri-Valley’s total oil reserves at the end of 2009 were 9.8 million barrels compared to no reportable barrels of reserves at the end of 2008.

Tri-Valley’s 2009 year-end oil reserves included 3.0 million barrels of proved reserves, 0.8 million barrels of probable reserves and 6.0 million barrels of possible reserves.  Tri-Valley’s ability to disclose improved oil reserves arises in part from new U.S. Securities and Exchange Commission (SEC) oil and gas disclosure rules effective January 1, 2010.  The new SEC rules require a 12-month average oil price to be used to estimate future revenues, and, also permit the voluntary disclosure of probable and possible reserves.

At year-end 2008, the company had no reportable proved oil reserves as a consequence of the dramatic fall in world oil prices in the last two quarters of 2008 that negatively impacted the last sales price of the year used in the forecast of future revenues under the previous SEC disclosure rules.

The 2009 reserves disclosure also includes 6.8 million barrels of probable and possible reserves voluntarily reported by the company for the first time as now allowed under the new SEC rules.  Most of the probable and possible reserves at year-end 2009 were related to Tri-Valley’s interest in its Pleasant Valley heavy oil project at the Oxnard Oil Field in Ventura County, California, which is in the early stages of development by the company.

Tri-Valley’s year-end 2009 reserves were estimated by independent reserves engineers in accordance with the new SEC oil and natural gas reserve disclosure rules. s Under the rules, the company was required to use a 12-month arithmetic average of the sales price for the first day of each month to calculate future revenues.  Tri-Valley’s voluntary reporting of probable and possible reserves under the new rules is intended to provide investors with more information about the company’s opportunities to potentially increase its proved reserves in the future.  This view is shared by many in industry who provided supportive comments to the SEC during the public comment period on the new rules; and ultimately, the SEC agreed to allow voluntary reporting of probable and possible reserves when the final disclosure rules were published.

As the world economy witnesses early signs of economic growth from the deepest recession since the 1930’s, the company anticipates demand for energy will likewise rise again.  Tri-Valley looks forward to further progress in capitalizing on its present, probable and future reserves to attain long term value for its shareholders as our economy shifts to a positive business cycle.

The following table describes Tri-Valley’s proved, probable and possible crude oil and natural gas reserves as of December 31, 2009, 2008 and 2007 (please note that 2008 and 2007 were calculated under the prior SEC rule):

Year Ending		BBL	MCF
		Crude Oil	Natural Gas
December 31, 2009	Developed	282,271	395,252
	Undeveloped	2,738,439	0
	Net Proved	3,020,710	395,252

	Probable	760,000	0
	Possible	6,045,425	42,008
	Net Prospective	6,805,425	42,008

December 31, 2008	Developed	0	695,931
	Undeveloped	0	0
	Net Proved	0	695,931

	Probable	0	0
	Possible	0	0
	Net Prospective	0	0

December 31, 2007	Developed	372,048	791,128
	Undeveloped	0	0
	Net Proved	372,048	791,128

	Probable	0	0
	Possible	0	0
	Net Prospective	0	0

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware, and is publicly traded on the NYSE AMEX exchange under the symbol "TIV."  Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition” contained in the company’s annual report on Form 10-K for the year ended December 31, 2009.

Contact (for media and investors):

John E. Durbin

Chief Financial Officer

jdurbin@tri-valleycorp.com

(661) 864-0500